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                                                                      EXHIBIT 99


                                         CONTACT:  INVESTOR RELATIONS:
                                             Cynthia T. Gordon
                                             Senior Director, Investor Relations
                                             (972) 580-5047

                                             Media:
                                             Ellen Kulik
                                             Director, Corporate Communications
                                             (972) 580-5104


                      ZALE COMPLETES THE ACQUISITION OF
                         PEOPLES JEWELLERS OF CANADA

     Dallas, Texas, June 3, 1999 --- Zale Corporation (NYSE: ZLC), the nation's largest specialty retailer of fine jewelry, today, announced that it has purchased substantially all assets of Peoples Jewellers Corporation, a privately owned chain of 177 fine jewelry stores operating throughout Canada.

     The transaction was made at a purchase price of $115 million Canadian. In addition, the Company retired or will assume certain operational liabilities of the business. Zale Corporation will fund the total cost from existing cash, and no additional borrowing will be required.

     "This strategic alignment now brings together the two most highly recognized fine jewelry retailers in North America," commented Robert J. DiNicola, Chairman and Chief Executive Officer. "Over the years, Peoples Jewellers attained its leadership position by offering product of exceptional quality and value. This tradition will continue and strengthen as we move forward into the new millennium."



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     "The transaction should not have any dilutive impact on current earnings and we expect the results to be accretive by fiscal 2001," Mr. DiNicola continued. "This agreement is a continuation of our commitment to remain focused on investing in the business and should enhance Peoples' ability to achieve significant growth as the Canadian arm of Zale Corporation."

     This increases Zale Corporation's total number of fine jewelry stores to 1,315 in the United States, Canada and Puerto Rico. Zale owns and operates Zales Jewelers, Zales Outlet, Zales Direct at WWW.ZALES.COM, Gordon's Jewelers and Bailey Banks & Biddle Fine Jewelers. Additional information on Zale Corporation and its operating divisions is available on the Internet at WWW.ZALECORP.COM.

     This release includes certain forward-looking information that is based upon management's beliefs as well as on assumptions made by and data currently available to management. This information which has been, or in the future may be, included in reliance on the "safe harbor" provisions in the Private Securities Litigation Reform Act of 1995, is subject to a number of risks and uncertainties, including but not limited to the factors identified in the Company's 10-K and other documents filed with the Securities and Exchange Commission. Actual results may differ materially from those anticipated in such forward-looking statements even if experience of future changes make it clear that any projected results expressed or implied therein may not be realized. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.